SUBORDINATED NEW GUARANTEE

         SUBORDINATED NEW GUARANTEE (the "Subordinated Guarantee"), dated as of [_______________], 2008, by AXA FINANCIAL, INC., a corporation organized under the laws of the State of Delaware (the "Guarantor"), in connection with certain variable annuity contracts (together with any riders, endorsements, modifications or supplements thereto, the "Contracts") issued by MONY LIFE INSURANCE COMPANY OF AMERICA, a life insurance company organized under the laws of the State of Arizona ("MLOA").

                              W I T N E S S E T H:

         WHEREAS, MLOA will be the issuer of Contracts which offer holders thereof the option to earn a guaranteed fixed return for specified periods, which would result in such holders receiving certain guarantee period interests;

         WHEREAS, the offer and sale of certain of such guarantee period interests has been or will be registered under the Securities Act of 1933, as amended (the "Securities Act") by MLOA and the issuance of this Subordinated Guarantee is expected to be registered under the Securities Act by the Guarantor, which guarantee period interests may be referred to in any applicable Securities Act registration statement as "guaranteed interest account with market value adjustment" or similar terms;

         WHEREAS, this Subordinated Guarantee uses the term "Accumulation Period" to refer to any of the aforementioned specified periods that (a) are applicable to guarantee period interests with market value adjustments that are sold pursuant to such a registered offering; and (b) are under Contracts sold on or after [_______________], 2008 [the effective date of the registration statement];

         WHEREAS, this Subordinated Guarantee, which applies only to the guarantee period interests with market value adjustments of the affected Contracts and to no other obligations of MLOA thereunder, is intended to enable MLOA to be exempt from filing certain periodic reports under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which will relieve MLOA of certain costs and inconvenience;

         WHEREAS, as the indirect owner of all of MLOA's issued and outstanding shares of stock, the Guarantor also will indirectly benefit from the benefits to MLOA referred to above; and

         NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         SECTION 1. Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees, as a principal and not merely as a surety, the full and punctual payment when due of all amounts payable by MLOA from an Accumulation Period to any holder, owner, participant, annuitant or beneficiary under any Contract creating such interest, to any successor, legatee, heir, or assignee of any such person, to any other account or option under the Contract, or to any other account of any such person (all of the foregoing persons, accounts and options being referred to herein as "Payees"). For this purpose, the amounts payable by MLOA to a Payee from an Accumulation Period shall be deemed to be:

     (a) upon a full or partial transfer, withdrawal, surrender, maturity, annuitization, loan or other similar removal from the Accumulation Period, the net amount so removed from such Accumulation Period, after (i) increase for any interest or positive market value adjustment that would be credited to a Payee under the terms of the Contract with respect to the transaction in question; and (ii) reduction for any interest, fees, charges, outstanding loans, and negative market value adjustments that would be charged against a Payee under the terms of the Contract with respect to the transaction in question; or

     (b) upon payment of any amount under a Contract as a consequence of the death of any person,, an amount equal to the Contract's account value then allocated to the Accumulation Period, increased by any accrued but uncredited interest attributable thereto; provided, however, that the Guarantor shall in no case be required to pay a greater amount upon the death of any person under a Contract than the terms of the Contract obligate MLOA to pay upon such death.

This Subordinated Guarantee guarantees the payment of the foregoing amounts payable by MLOA from an Accumulation Period but does not guarantee any other obligations of MLOA under a Contract.

         SECTION 2. Guarantee Absolute. The Guarantor agrees that this Subordinated Guarantee is a guarantee of payment and not of collection or collectibility, and that the obligations of the Guarantor hereunder shall be primary, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

    i. any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of MLOA under the Contracts, or by operation of law or otherwise;

    ii. any modification, amendment, supplement, endorsement or rider to the Contracts;

    iii. any change in the corporate existence, structure or ownership of MLOA, or any insolvency, rehabilitation, reorganization or other similar proceeding affecting MLOA or its assets or any resulting release or discharge of any obligation of MLOA contained in the Contracts;

    iv. the existence of any defense, claim, set-off or other rights which the Guarantor may have at any time against MLOA, or any other person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim or with respect to obligations of the Guarantor other than obligations hereunder;

    v. any invalidity or unenforceability relating to or against MLOA for any reason under the Contracts, or any provision of applicable law or regulation purporting to prohibit the payment by MLOA of any amount payable by MLOA under the Contracts; or

    vi. any other act or omission to act or delay of any kind by MLOA or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

       SECTION 3. Representations and Warranties. The Guarantor hereby represents and warrants that:

         (a) Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Subordinated Guarantee is within the Guarantor's powers, has been duly authorized by all necessary action, requires no action by or in respect of, or filing with, any governmental body, agency or official (except any such authorization that has been duly given, action that has been duly taken or filing that has been duly made) and does not contravene, or constitute a default under any known provision of applicable law or regulation, as amended from time to time, or the Certificate of Incorporation or by-laws of the Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or result in or require the creation or imposition of any lien on any asset of the Guarantor.

         (b) Binding Effect. This Subordinated Guarantee constitutes a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms.

         SECTION 4. Enforcement of Guarantee. Without limiting any other provision of this Subordinated Guarantee, in no event shall any Payee have any obligation to proceed against MLOA or any other person or property before seeking satisfaction from the Guarantor. Any Payee may enforce the Subordinated Guarantee directly against the Guarantor, subject to no preconditions other than failure by MLOA to pay when due any guaranteed amount. To the extent a Payee receives payment of any guaranteed amount from the Guarantor pursuant to this agreement, the Guarantor shall be subrogated to any right of action which a Payee may have against MLOA or any other person with respect to any matter giving rise to a payment hereunder.

         SECTION 5. Waiver. Without limiting any other provision of this Subordinated Guarantee, the Guarantor hereby irrevocably waives promptness, diligence, or notice of acceptance hereof, presentment, demand, protest and any and all other notice not provided for herein and any requirement that at any time a Payee or any other person exhaust any right or take any action against MLOA and any other circumstances whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of the Guarantor or that might otherwise limit recourse against the Guarantor.

         SECTION 6. Compliance with Regulation S-X. This Subordinated Guarantee shall be interpreted in such a manner that the Subordinated Guarantee will be "full and unconditional" as those words are used in Rule 3-10 of Regulation S-X of the United States Securities and Exchange Commission, as currently in effect, and as they may be amended from time to time. Payees shall automatically have any additional rights and remedies against the Guarantor that may be necessary to yield that result.

         SECTION 7. No Waiver; Remedies. No failure on the part of a Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 8. Continuing Guarantee; Reinstatement in Certain Circumstances. This Subordinated Guarantee is a continuing guarantee and the Guarantor's obligations hereunder shall (i) remain in full force and effect until the indefeasible payment in full of all amounts payable by MLOA from all Accumulation Periods and (ii) be binding upon the Guarantor and its successors and assigns. If at any time payment by MLOA of any amounts payable by MLOA from any Accumulation Period is rescinded or must otherwise be restored or returned upon the insolvency, rehabilitation or reorganization of MLOA or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

         SECTION 9. Termination. Notwithstanding anything in this agreement to the contrary, the Guarantor may terminate this Subordinated Guarantee as it would apply to any Accumulation Period commencing after the effective date of any such termination (the "Termination Date") by giving written notice to MLOA and the holders of outstanding Contracts at least fourteen (14) calendar days prior to the Termination Date specified in such notice. The termination of this Subordinated Guarantee with respect to Accumulation Periods commencing after the Termination Date shall not in any way affect, modify, alter or amend the Guarantor's continuing obligations with respect to Accumulation Periods commencing prior to the Termination Date.

         SECTION 10. Successor Guarantor. In the event of any amalgamation or consolidation by the Guarantor with or merger by the Guarantor into any other corporation or any transaction involving the transfer of all or substantially all of the Guarantor's assets to any corporation or other entity and which as a matter of law or contract results in the successor corporation or entity becoming bound by or assuming the Guarantor's obligations under this Subordinated Guarantee, such successor corporation or other entity formed by such amalgamation or consolidation or into which the Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Subordinated Guarantee, with the same effect as if it had been named herein as the Guarantor, and thereafter, the predecessor corporation or entity shall be relieved of all obligations and covenants under this Subordinated Guarantee.

         SECTION 11. Stay of Time of Payment. Without limiting any other provision of this Subordinated Guarantee, if the time for payment of any amount payable by MLOA from an Accumulation Period under a Contract is stayed upon the insolvency, rehabilitation or reorganization of MLOA, all such amounts otherwise subject to payment under the terms of this Subordinated Guarantee shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Payee.

         SECTION 12. Subordination. The obligations under this Subordinated Guarantee shall be unsecured obligations of the Guarantor, and shall be subordinated in right of payment in the event of bankruptcy, liquidation, dissolution, winding up or reorganization, or upon the acceleration of any senior indebtedness of the Guarantor and shall be subordinate in right of payment to the prior payment in full of all other obligations of the Guarantor except for other guarantees or obligations of the Guarantor which by their terms are designated as ranking equally in right of payment with or subordinate to this Subordinated Guarantee.

         SECTION 13. Governing Law. This Subordinated Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 14. Submission to Jurisdiction; Waiver of Immunities. The Guarantor irrevocably (i) agrees that any legal action or proceeding against it arising out of or in connection with this Subordinated Guarantee or for recognition or enforcement of any judgment rendered against it in connection with this Subordinated Guarantee may be brought in any court in New York City, New York (a "New York Court"); (ii) agrees that by execution and delivery of this Subordinated Guarantee, the Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of any New York Court in personam, generally and unconditionally with respect to any such action or proceeding for itself and in respect of its property, assets and revenues; and (iii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any New York Court and any claim that any such action or proceeding has been brought in an inconvenient forum.

         SECTION 15. Severability. Any provision of this Subordinated Guarantee which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 16. Entire Agreement. This Subordinated Guarantee embodies the entire undertaking of the Guarantor with respect to the subject matter hereof and supersedes any prior written or oral agreements and understandings relating to the subject matter hereof.

         IN WITNESS WHEREOF, the Guarantor has caused this Subordinated Guarantee to be duly executed and delivered by its officers, thereunto duly authorized as an instrument under seal, effective as of the date first above written.


                               AXA FINANCIAL, INC.


                               By:_______________________________

                               Name:_____________________________

                               Title:______________________________



                               Acknowledged and Agreed:

                               MONY LIFE INSURANCE COMPANY OF
                               AMERICA


                               By:_______________________________

                               Name:_____________________________

                               Title:______________________________